EXHIBIT 4.1

FIFTH SUPPLEMENTAL INDENTURE
FIFTH INDENTURE, dated as of July 22, 2014 (this “Supplemental Indenture”), to the Indenture, dated as of July 23, 2010, as supplemented to date, among Calpine Corporation, a Delaware corporation (“Calpine” or the “Company”), each of the guarantors party to the Indenture (as defined below) (the “Guarantors”) and Wilmington Trust Company, as Trustee (the “Trustee”) (as so supplemented, the “Indenture”).
WHEREAS, Calpine has issued its 7.875% Senior Secured Notes due 2020 (the “Notes”) pursuant to the Indenture; and
WHEREAS, Calpine has offered to purchase for cash any and all of the outstanding Notes pursuant to the Offer to Purchase (as defined below) (the “Offer”); and
WHEREAS, in connection with the Offer, Calpine has requested that Holders of the Notes deliver their consents (the “Consent Solicitation”) with respect to the amendments set forth in Article II hereof (collectively, the “Amendments”); and
WHEREAS, Section 9.02 of the Indenture provides that Calpine, the Guarantors and the Trustee may, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, supplement the Indenture; and
WHEREAS, in connection with the Consent Solicitation, the Holders of a majority in aggregate principal amount of the outstanding Notes have duly consented to the Amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or performed.
NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Indenture has the meaning assigned to such term in the Indenture. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Indenture” and each other similar reference contained in the Indenture shall, after this Supplemental Indenture becomes effective, refer to the Indenture as amended hereby.
ARTICLE 2
AMENDMENTS
Section 2.01. Amendments.
(a)    Section 1.01 of the Indenture is hereby amended by adding the following definitions:
“Offer to Purchase” shall mean that that certain Offer to Purchase and Consent Solicitation Statement dated July 8, 2014.
“Tender Offer” shall mean the Company’s offer to purchase for cash any and all of the outstanding Notes and the concurrent solicitation of consents to certain proposed amendments to this Indenture.

(b)    The following sections or clauses of the Indenture and all references thereto are hereby deleted in their entirety:

•	Section 4.03 “Reports”;

•	Section 4.04 “Compliance Certificate”;

•	Section 4.05 “Taxes”;

•	Section 4.06 “Stay, Extension and Usury Laws”;

•	Section 4.07 “Incurrence of Indebtedness”;

•	Section 4.08 “Limitation on Secured Commodity Hedging”;

•	Section 4.09 “Liens”;

•	Section 4.11 “Offer to Repurchase Upon Change of Control Triggering Event”;

•	Section 4.12 “Limitation on Sale and Leaseback Transactions”;

•	Section 4.13 “Additional Note Guarantees”;

•	Section 4.14 “Further Assurances; Insurance”;

•	Section 4.15 “After-Acquired Collateral”;

•	clause (3) of paragraph (a) of Section 5.01 “Merger, Consolidation, or Sale of Assets”; and

•	paragraphs (3) (solely with respect to Section 4.11), (4), (5), (6), (8), (9) and (10) of Section 6.01 “Events of Default.”
(c)    Section 12.01 of the Indenture is hereby amended to add the following as the second paragraph thereof:
“Notwithstanding the preceding paragraph, upon the occurrence of any settlement date for Notes validly tendered and not validly withdrawn pursuant to the Tender Offer (“Tendered Notes”), the Trustee shall release to the Company from the funds deposited with the Trustee pursuant to clause (1)(b) above an amount equal to the aggregate Tender Price (as defined below); provided that the Trustee shall have received (a) an Officers’ Certificate directing such release and stating the principal amount of the Tendered Notes and the aggregate price to be paid for the Tendered Notes pursuant to the Tender Offer, including any accrued and unpaid interest (the “Tender Price”), and (b) a copy of the Offer to Purchase; provided, further, that immediately after such release, the Company shall certify to the Trustee that the amount remaining of the funds deposited with the Trustee pursuant to clause (1)(b) above shall be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, after giving effect to the payment for the Tendered Notes pursuant to the Tender Offer.”
(d)    Pursuant to Section 10.03 of the Indenture, the Collateral Agent’s Liens upon the Collateral will no longer secure the Notes and the Note Guarantees or any other obligations under the Indenture, and the right of the Holders to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral are hereby terminated and discharged.
Section 2.02. Definitions; References. Subject to Section 3.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 2.01 hereof. To the extent any Article, Section, definition or paragraph of the Indenture has been deleted from the Indenture pursuant to Section 2.01 hereof, any reference in any provision of the Indenture or any Note to such Article, Section, definition or paragraph shall be disregarded in, and be deemed eliminated from, such provisions.

ARTICLE 3
EFFECT; EFFECTIVENESS; RATIFICATION
Section 3.01. Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.
Section 3.02. Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the Amendments shall become operative only at such time when a majority in aggregate principal amount of the outstanding Notes are purchased by the Company pursuant to the Offer and Consent Solicitation.
Section 3.03. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture is executed as, and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
ARTICLE 4
MISCELLANEOUS PROVISIONS
Section 4.01. Concerning the Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of Calpine and the Guarantors, and not of the Trustee.
Section 4.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
Section 4.03. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 4.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which will be deemed to be an original, but all such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

CALPINE CORPORATION
By:	/s/ Stacey Peterson
Name: Stacey Peterson
Title: Vice President, Finance and Treasurer

GUARANTORS
By:	/s/ Stacey Peterson
Name: Stacey Peterson
Title: Vice President of each of the Guarantors listed on Annex A-I hereto

By:	/s/ Hether Benjamin Brown
Name: Hether Benjamin Brown
Title: Vice President of each of the Guarantors listed on Annex A-II hereto

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Josh C. Jones
Name: Josh C. Jones
Title: Assistant Vice President

Fifth Supplemental Indenture (2020 Notes)

ANNEX A-I to
Signature Page to
Fifth Supplemental Indenture

Guarantor
Anacapa Land Company, LLC	Calpine Leasing Inc.
Anderson Springs Energy Company	Calpine Long Island, Inc.
Auburndale Peaker Energy Center, LLC	Calpine Magic Valley Pipeline, Inc.
Aviation Funding Corp.	Calpine Mid-Atlantic Energy, LLC
Baytown Energy Center, LLC	Calpine Mid-Atlantic Generation, LLC
CalGen Expansion Company, LLC	Calpine Mid-Atlantic Marketing, LLC
CalGen Project Equipment Finance Company Three, LLC	Calpine MVP, Inc.
Calpine Administrative Services Company, Inc.	Calpine Newark, LLC
Calpine Auburndale Holdings, LLC	Calpine New Jersey Generation, LLC
Calpine Bethlehem, LLC	Calpine Northbrook Holdings Corporation
Calpine c*Power, Inc.	Calpine Northbrook Investors, LLC
Calpine CalGen Holdings, Inc.	Calpine Northbrook Project Holdings, LLC
Calpine Calistoga Holdings, LLC	Calpine Oneta Power, LLC
Calpine Central Texas GP, Inc.	Calpine Operations Management Company, Inc.
Calpine Central, Inc.	Calpine Power Company
Calpine Central-Texas, Inc.	Calpine Power Management, LLC
Calpine Cogeneration Corporation	Calpine Power, Inc.
Calpine Eastern Corporation	Calpine PowerAmerica, LLC
Calpine Edinburg, Inc	Calpine PowerAmerica-CA, LLC
Calpine Energy Services GP, LLC	Calpine PowerAmerica-ME, LLC
Calpine Energy Services LP, LLC	Calpine Project Holdings, Inc.
Calpine Energy Services, L.P.	Calpine Schuylkill, Inc.
Calpine Fuels Corporation	Calpine Solar, LLC
Calpine Generating Company, LLC	Calpine Stony Brook, Inc.
Calpine Geysers Company, L.P.	Calpine Stony Brook Operators, Inc.
Calpine Gilroy 1, Inc.	Calpine TCCL Holdings, Inc.
Calpine Gilroy 2, Inc.	Calpine Texas Pipeline GP, Inc.
Calpine Global Services Company, Inc.	Calpine Texas Pipeline LP, Inc.
Calpine Hidalgo Energy Center, L.P.	Calpine Texas Pipeline, L.P.
Calpine Hidalgo Holdings, Inc.	Calpine University Power, Inc.
Calpine Hidalgo, Inc.	Calpine Vineland Solar, LLC
Calpine Jupiter, LLC	CES Marketing IX, LLC
Calpine Kennedy Operators, Inc.	CES Marketing V, LLC
Calpine KIA, Inc.	CES Marketing X, LLC
Calpine King City, Inc.	Channel Energy Center, LLC
Calpine King City, LLC	Clear Lake Cogeneration Limited Partnership

A-I-1

ANNEX A-I to
Signature Page to
Fifth Supplemental Indenture

Corpus Christi Cogeneration LLC	Metcalf Energy Center, LLC
CPN 3rd Turbine, Inc.	Metcalf Holdings, LLC
CPN Acadia, Inc.	Modoc Power, Inc.
CPN Cascade, Inc.	Morgan Energy Center, LLC
CPN Clear Lake, Inc.	NTC Five, Inc.
CPN Pipeline Company	Pastoria Energy Center, LLC
CPN Pryor Funding Corporation	Pastoria Energy Facility L.L.C.
CPN Telephone Flat, Inc.	Pine Bluff Energy, LLC
Deer Park Energy Center LLC	RockGen Energy LLC
Deer Park Holdings, LLC	South Point Energy Center, LLC
Delta Energy Center, LLC	South Point Holdings, LLC
Freestone Power Generation, LLC	Stony Brook Cogeneration Inc.
GEC Bethpage Inc.	Stony Brook Fuel Management Corp.
Geysers Power Company, LLC	Sutter Dryers, Inc.
Geysers Power I Company	Texas City Cogeneration, LLC
Hillabee Energy Center, LLC	Texas Cogeneration Five, Inc.
Idlewild Fuel Management Corp.	Texas Cogeneration One Company
JMC Bethpage, Inc.	Thermal Power Company
Los Medanos Energy Center LLC	Zion Energy LLC
Magic Valley Pipeline, L.P.

A-I-2

ANNEX A-II to
Signature Page to
Fifth Supplemental Indenture

Guarantor
Calpine Construction Management Company, Inc.
Calpine Mid-Atlantic Operating, LLC
Calpine Operating Services Company, Inc.
Calpine Power Services, Inc.
Thomassen Turbine Systems America, Inc.

A-II-1